Media Contact:
Kirstie Burden, Overstock.com, Inc.
+1 (801) 947-3116
kirstie@overstock.com

Investor Contact:
Mark Harden, Overstock.com, Inc.
+1 (801) 947-5409
mharden@overstock.com

Overstock.com Promotes Seth Marks to Senior Vice President of Merchandising and Strategic Sourcing

SALT LAKE CITY - April 24, 2014 - Overstock.com, Inc. (NASDAQ: OSTK) today announced the promotion of Seth Marks to the position of senior vice president of Merchandising and Strategic Sourcing for the online shopping site.

Marks began his work at Overstock.com in 2013, and has served as vice president of Sales and Special Acquisitions.

“Seth brings a wealth of experience to this position from his previous work in liquidation and retail channel markets. He continually makes great contributions in securing the best deals for our customers,” Overstock.com CEO Patrick M. Byrne said.

In 2004, Marks co-founded Big Lots Capital, the special acquisitions arm of Big Lots, Inc., a fortune 500 company, and served there as the vice president of Merchandising. In 2008, Marks was president and CEO of Talon Merchant Capital, which was acquired in 2009 by Liquidation World where Marks continued as turnaround CEO until 2011 when he became the chief marketing officer and Acquisition Group president of Tuesday Morning Corporation stores. Marks held that position until 2013 before joining Overstock.com.

Overstock.com President Stormy Simon said, “Seth has a unique view and important connections in the extreme value retail arena and particularly in the area of closeouts and liquidation acquisitions.”

About Overstock.com
Overstock.com (NASDAQ: OSTK) is a discount online shopping retailer based in Salt Lake City, Utah that sells a broad range of products including furniture, rugs, bedding, electronics, clothing, jewelry and cars.  Worldstock.com, a fair trade department dedicated to selling artisan-crafted products from around the world offers additional unique items. Main Street Revolution supports small businesses across the United States by providing them a national customer base. The Nielsen State of the Media: Consumer Usage Report placed Overstock.com among the top five most visited mass merchandiser websites in 2011.  The NRF Foundation/American Express 2011 Customer Choice Awards ranked Overstock.com #4 in customer service among all U.S. retailers.  Overstock.com sells internationally under the name O.co.  Overstock Shopping (http://www.overstock.com and http://www.o.co) regularly posts information about the company and other related matters under Investor Relations on its website.

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Overstock.com®, O.co®, Worldstock Fair Trade® and Club O Rewards® are registered trademarks of Overstock.com, Inc. O.info™, Club O™, Club O Dollars™ and Your Savings Engine™ are trademarks of Overstock.com, Inc. All other trademarks are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, all statements not regarding historical fact concerning future performance.  Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company’s Form 10-K for the year ended December 31, 2013, which was filed with the SEC on February 27, 2014, and any subsequent filings with the SEC.

SOURCE Overstock.com, Inc.